Exhibit 99.3

IHS Inc. and Subsidiaries
Unaudited Pro Forma Financial Information

The accompanying unaudited pro forma condensed combined statements of operations for the year ended November 30, 2010 and for the nine months ended August 31, 2011 have been prepared as if IHS Inc.'s ("IHS", "we", "our") acquisition of Seismic Micro-Technology ("SMT") had occurred on December 1, 2009.

A pro forma condensed consolidated balance sheet is not included in this filing because the transaction has already been reflected in our condensed consolidated balance sheet as of August 31, 2011, which was included in our fiscal third quarter Form 10-Q filed with the Securities and Exchange Commission on September 28, 2011.

The pro forma information provided in this filing reflects preliminary estimates and assumptions based on information available at the time of preparation, including items expected to have a continuing impact on the combined results, such as increased amortization expense on acquired intangible assets. The pro forma statements do not include the impacts of any revenue, cost, or other operating synergies that may result from the merger.

The pro forma financial statements do not purport to represent what the results of operations actually would have been had the acquisition been completed at the dates indicated. In addition, these statements do not purport to project the future financial position or operating results of the combined company.

IHS Inc. and Subsidiaries
Pro Forma Condensed Combined Statement of Operations
For the Year Ended November 30, 2010
(in thousands, except per share data)
(Unaudited)

	IHS Inc. (a)	SMT (b)	Pro Forma Adjustments (c)		Pro Forma Combined
Revenue:
Products	$937,383	$57,150	$(2,273)	(1)	$992,260
Services	138,077	2,490	—		140,567
Total revenue	1,075,460	59,640	(2,273)		1,132,827
Operating expenses:
Cost of revenue:
Products	383,499	5,899	—		389,398
Services	74,379	257	—		74,636
Total cost of revenue	457,878	6,156	—		464,034
Selling, general and administrative	358,012	28,582	—		386,594
Depreciation and amortization	59,474	13,556	(488)	(2)	72,542
Restructuring charges	9,022	—	—		9,022
Acquisition-related costs	—	—	—		—
Net periodic pension and post-retirement expense	4,784	—	—		4,784
Other income, net	(453)	(64)	—		(517)
Total operating expenses	888,717	48,230	(488)		936,459
Operating income	186,743	11,410	(1,785)		196,368
Interest income	655	37	—		692
Interest expense	(2,036)	(1,792)	(2,392)	(3)	(6,220)
Non-operating expense, net	(1,381)	(1,755)	(2,392)		(5,528)
Income from continuing operations before income taxes	185,362	9,655	(4,177)		190,840
Provision for income taxes	(43,993)	(2,583)	1,587	(4)	(44,989)
Income from continuing operations	$141,369	$7,072	$(2,590)		$145,851

Earnings per share from continuing operations:
Basic	$2.21				$2.28
Diluted	$2.18				$2.25

Weighted average shares:
Basic	63,964				63,964
Diluted	64,719				64,719

See accompanying Notes to Unaudited Pro Forma Condensed Combined Statements of Operations.

IHS Inc. and Subsidiaries
Pro Forma Condensed Combined Statement of Operations
For the Nine Months Ended August 31, 2011
(in thousands, except per share data)
(Unaudited)

	IHS Inc. (a)	SMT (b)	Pro Forma Adjustments (c)		Pro Forma Combined
Revenue:
Products	$832,006	$43,968	$—		$875,974
Services	128,014	2,235	—		130,249
Total revenue	960,020	46,203	—		1,006,223
Operating expenses:
Cost of revenue:
Products	347,288	4,694	—		351,982
Services	68,448	239	—		68,687
Total cost of revenue	415,736	4,933	—		420,669
Selling, general and administrative	324,793	22,118	—		346,911
Depreciation and amortization	62,411	9,005	(418)	(2)	70,998
Restructuring charges	1,058	—	—		1,058
Acquisition-related costs	6,089	—	(669)	(5)	5,420
Net periodic pension and post-retirement expense	8,257	—	—		8,257
Other expense, net	416		—		416
Total operating expenses	818,760	36,056	(1,087)		853,729
Operating income	141,260	10,147	1,087		152,494
Interest income	654	70	—		724
Interest expense	(6,774)	(4,608)	(201)	(3)	(11,583)
Non-operating expense, net	(6,120)	(4,538)	(201)		(10,859)
Income from continuing operations before income taxes	135,140	5,609	886		141,635
Provision for income taxes	(26,050)	(1,500)	(337)	(4)	(27,887)
Income from continuing operations	$109,090	$4,109	$549		$113,748

Earnings per share from continuing operations:
Basic	$1.68				$1.75
Diluted	$1.66				$1.74

Weighted average shares:
Basic	64,864				64,864
Diluted	65,555				65,555
See accompanying Notes to Unaudited Pro Forma Condensed Combined Statements of Operations.

IHS Inc. and Subsidiaries
Notes to Unaudited Pro Forma Condensed Combined Statements of Operations
Note 1: Basis of Pro Forma Presentation

On August 10, 2011, IHS paid approximately $500 million in cash to acquire SMT. SMT is a global leader in Windows-based exploration and production software, and its solutions are used by geoscientists in more than 100 countries to evaluate potential reservoirs and plan field development. As a result of the acquisition, we expect to provide a more robust, valuable, and integrated solution set of information, software, and insight to support our energy customers worldwide. We financed the acquisition using cash borrowed on our existing line of credit.

Note 2: Pro Forma Columns

The columns included in the unaudited pro forma condensed combined statements of operations are as follows:

(a) Represents IHS's historical consolidated statements of operations for the year ended November 30, 2010 and the nine months ended August 31, 2011, respectively.

(b) Represents SMT's historical consolidated statements of operations for the year ended December 31, 2010 and eight months ended July 31, 2011, respectively. SMT's results for the month ended August 31, 2011 are included in IHS' historical results for the nine months ended August 31, 2011 due to the acquisition.

Certain line item amounts from SMT's historical consolidated statements of operations have been reclassified to conform to the IHS presentation format.

(c) Represents the purchase price adjustments for the SMT acquisition, as follows:

(1) Adjustment reflecting the purchase accounting impact on deferred revenue and the associated revenue that otherwise would have been recorded in fiscal 2010.

(2) Adjustment to reflect a net decrease in depreciation and amortization expense of $0.5 million and $0.4 million for the year ended November 30, 2010 and the nine months ended August 31, 2011, respectively. Intangible asset amortization expense associated with the fair value allocated to SMT's intangible assets in the current transaction amounted to approximately $11.9 million and $7.8 million for the year ended November 30, 2010 and the eight months ended July 31, 2011, respectively. The increase was more than offset for both periods by removing the effect of SMT's intangible asset amortization expense associated with previous acquisitions consummated by SMT, which amounted to $12.4 million and $8.3 million for the year ended November 30, 2010 and the eight months ended July 31, 2011, respectively.

(3) Adjustment to reflect a net increase in interest expense of $2.4 million and $0.2 million for the year ended November 30, 2010 and the nine months ended August 31, 2011, respectively. Additional interest expense of $4.2 million and $4.8 million for the year ended November 30, 2010 and the eight months ended July 31, 2011, respectively, relates to the drawdown of approximately $500 million on our existing line of credit used to fund the SMT acquisition, which incurred interest expense at a rate between 0.75% and 1.50% during the period. This increase in interest expense was offset by a reduction in interest expense of $1.8 million and $4.6 million for the SMT year ended December 31, 2010 and eight months ended July 31, 2011, respectively, associated with the removal of SMT's debt as of the acquisition date.

(4) Adjustment to apply the statutory rate in effect (38%) to the pretax income of the pro forma adjustments for the year ended November 30, 2010 and the nine months ended August 31, 2011, respectively.

(5) Adjustment to remove acquisition-related costs of $0.7 million, as described in Note 3 below.

Note 3: Non-recurring Items

The unaudited pro forma condensed combined statements of operations do not reflect nonrecurring charges resulting from the acquisition. Most of these charges were recorded during the three months ended August 31, 2011, and are comprised of investment banker, legal, regulatory, and other professional fees associated with the transaction.